UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2006

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	333-126087	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Purchase and Sale Agreement

KBS Real Estate Investment Trust, Inc. (the “Company”) has entered into an agreement to acquire four light industrial/flex buildings located in Austin, Texas (the “Southpark Commerce Center II Buildings”). On October 5, 2006, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase and sale agreement with Transwestern SF Partners I, L.P. to purchase the Southpark Commerce Center II Buildings. On November 7, 2006, Advisor assigned this purchase and sale agreement to an indirect, wholly owned subsidiary of the Company for no consideration. Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The seller is not affiliated with the Company or the Advisor.

The purchase price of the Southpark Commerce Center II Buildings is $28,400,000 plus closing costs. The Company would fund the purchase of the Southpark Commerce Center II Buildings with proceeds from a loan from an unaffiliated lender and with proceeds from its initial public offering. The Company is currently negotiating the terms of the loan.

The Southpark Commerce Center II Buildings are four light industrial/ flex buildings comprising approximately 372,125 rentable square feet and are located on an approximate 26.3-acre parcel of land at 4509 Freidrich Lane in Austin, Texas. The Southpark Commerce Center II Buildings were built in 2000 and are currently 98% leased to seven tenants, including Travis Association for the Blind (approximately 27%), Legerity, Inc. (approximately 19%), Wayport, Inc. (approximately 19%) and Esoterix, Inc. (approximately 11%). The current aggregate annual base rent for the tenants of the Southpark Commerce Center II Buildings is approximately $2.1 million. As of November 2006, the current weighted-average remaining lease term for the current tenants of the Southpark Commerce Center II Buildings is approximately 3.2 years.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit $600,000 of earnest money.

Renewal of Advisory Agreement

On November 8, 2006, Company renewed its advisory agreement with the Advisor. The renewed advisory agreement is effective through November 8, 2007; however, either party may terminate the renewed advisory agreement without cause or penalty upon providing 60 days’ written notice. The terms of the renewed advisory agreement are identical to those of the advisory agreement that was in effect through November 8, 2006, except as follows:

•	A change altering the timing and the source (but not the amount) of the payment of the subordinated performance fee due upon termination of the advisory agreement. Specifically, instead of being due immediately upon termination of the advisory agreement and being paid from operating cash flow, the change makes the fee payable in the form of a promissory note that becomes due only upon the sale of one or more of the Company’s real estate assets and the fee is payable solely from proceeds of the sale of an asset and future asset sales.

•	In order that the Company’s investors could begin earning cash dividends, the Advisor agreed to advance funds to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending January 31, 2007 exceeds the amount of the Company’s funds from operations (as defined by NAREIT) from January 1, 2006 through January 31, 2007. The Advisor agreed that the Company will only be obligated to reimburse the Advisor for these expenses if and to the extent that the Company’s cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by the Advisor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated:	November 14, 2006	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

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